                                                                                        EXHIBIT 2.1

STOCK SALE AND PURCHASE AGREEMENT

This Stock Sale and Purchase Agreement (this “Agreement”) is made as of September 21, 2006, by LIL' DRUG STORE PRODUCTS, INC., an Iowa corporation (“Seller”), WARTNER USA B.V., a private company with limited liability organized under the laws of the Netherlands (the “Company”), the Seller’s shareholders set forth on the signature page attached hereto (the “Shareholders”), and MEDTECH PRODUCTS INC., a Delaware corporation (“Buyer”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, a wholly-owned subsidiary of Seller, for the consideration and on the terms set forth in this Agreement.

The Shareholders, as the record and beneficial owners of 96.8% of all of the outstanding capital stock of Seller, will indirectly benefit from the sale of the Shares by Seller to Buyer and therefore desire to execute this Agreement for the limited purposes set forth below.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Accounts Receivable” - as defined in Section 3.7.

“Affiliate” - with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” - as defined in the first paragraph of this Agreement.

“Allocation” - as defined in Section 2.5.

“Annual Balance Sheet” - the balance sheet of the Company as of December 31, 2005 included in the Annual Financial Statements.

“Annual Financial Statements” - as defined in Section 3.4.

“Assignment and Assumption” - as defined in Section 2.4(a)(vi).

“Business” means the business carried on by the Company which involves the design, marketing, sale and distribution of the Products in the Territory.

“Business Day” - means any day other than a Saturday, Sunday or holiday on which commercial banks located in New York City are obligated or authorized by law or executive order to close.

“Business Intellectual Property” - as defined in Section 3.15.

“Buyer” - as defined in the first paragraph of this Agreement.

“Buyer’s Advisors” - as defined in Section 5.1.

“Check-the-box Election” - as defined in Section 3.9(b).

“Closing”—as defined in Section 2.3.

“Closing Date”—the date and time as of which the Closing actually takes place.

“Company” - as defined in the first paragraph of this Agreement.

“Company Transaction Expenses” - all of the following to the extent incurred or accrued by the Company on or before the Closing Date: (i) all out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, investment advisory fees and expenses, other consultant, legal, Tax, accounting, travel, due diligence and related fees and expenses, and escrow agent fees and expenses; (ii) all payments required to be made by the Company to any Person due to the consummation of the Contemplated Transactions; and (iii) all fees and expenses incurred by the Company in connection with the termination of any Company Indebtedness.

“Company Indebtedness” - as defined in Section 2.2.

“Consent”—any approval, consent, ratification, waiver, or other authorization.

“Confidentiality Agreement” - means the confidentiality agreement dated April 24, 2006 between Seller and Buyer or any of its Affiliates.

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including, without limitation:

(a)    the sale of the Shares by Seller to Buyer; and

(b)    the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

“Contract”—any agreement, commitment, contract, instrument, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding, in whole or in part, upon a party thereto.

“Damages”—as defined in Section 9.2.

“Deed of Transfer” - the notarial deed of transfer for the Shares substantially in the form attached hereto as Exhibit B.

“Disclosure Schedule”—the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement and attached hereto as Exhibit A.

“Disregarded Entity” - as defined in Section 3.9(b).

“Divestiture Agreement” - all agreements or arrangements by which the Company sold or divested itself, directly or through a Subsidiary, of any material portion of its assets, including the sale of all or substantially all of the capital stock or other ownership interests of any of its Subsidiaries.

“Encumbrance”—any burden charge, claim, condition, covenant, deed of trust, easement, encroachment, equitable interest, hypothecation, lease, lien, mortgage, option, pledge, security interest, sublease, title defect, title retention agreement, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, other than any applicable federal or state securities law restrictions.

“Environment”—soil, land surface or subsurface strata, surface waters, groundwaters, air or any other environmental medium or natural resource.

“Environmental Law”—any Legal Requirement that requires or relates to:

(a)    advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)    preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)    reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)    assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)    protecting resources, species, or ecological amenities;

(f)    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)    cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)    making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” - the Employee Retirement Income Security Act of 1974, as amended, and any successor law, and regulations and rules issued pursuant to that act or any successor law.

“Facilities”—any leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment currently or formerly owned or operated by the Company.

“FDA Act” - the United States Federal Food, Drug and Cosmetic Act, as amended, and rules and regulations issued thereunder.

“Financial Statements” - as defined in Section 3.4.

“GAAP” - means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governmental Authority” - any (a) federal, state, regional, county, city, municipal or local government, whether foreign or domestic; (b) governmental or quasi-governmental authority of any nature including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, branch, official entity, or other administrative or regulatory body obtaining authority from any of the foregoing; or (c) other Person exercising, or entitled to exercise, any administration, executive, judicial, legislative, notice, regulatory or taxing authority or power of any nature.

“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

“Indemnified Persons”—as defined in Section 9.2.

“Interim Balance Sheet” - the balance sheet of the Company as of August 31, 2006 included in the Interim Financial Statements.

“Interim Financial Statements”—as defined in Section 3.4.

“Inventory” - means the usable and merchantable finished goods, components, raw materials and displays of the Product which are not obsolete having expiration dating of not less than twenty-four (24) months and representing not more than six (6) months of forecasted requirements for sale of any SKU within the Territory. For the avoidance of doubt, Inventory shall not include Wartner Kids products or any components or raw materials not usable by Pharmaspray and/or the Company as of the Closing Date.

“IRC”—the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” - and all other words of similar meaning, whether or not capitalized, when used with respect to (i) Seller shall mean the actual knowledge or knowledge that may be obtained by the officers of Seller after making Due Inquiry; and (ii) Buyer shall mean the actual knowledge or knowledge that may be obtained by the officers of Buyer after making Due Inquiry. For the purposes of this definition, the term “Due Inquiry” by an individual means inquiry, after review of the specific provision(s) of this Agreement in question, of such peers or subordinates whom such individual determines in reasonable good faith to be the appropriate Persons to be approached with respect to the particular fact or matter in question, about such particular fact or matter in question and who the Person making the inquiry reasonably believes has personal knowledge of the particular fact or matter in question.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Effect” - means, with respect to any Person or any of its Subsidiaries (together as one party for purposes of this Section), an individual or cumulative adverse change in or effect on (i) the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of such party which is, or could reasonably be expected to be, materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of such party and its Subsidiaries taken as a whole, (ii) such Person or any of its Subsidiaries as a result of the cancellation, amendment or postponement for a period of three months or more of any current or proposed Material Contract, or (iii) the ability of such Person to perform its material obligations under this Agreement and the Related Agreements.

“Material Contract” - as defined in Section 3.12.

“Non-Compete Activities” - as defined in Section 5.3(a).

“Notary” - means Daan ter Braak, civil law notary (notaris), or his/her deputy (plaatsvervanger).

“Order” - an order, award, decision, injunction, judgment, ruling, subpoena, or verdict issued or rendered by any court, administrative agency or other Governmental Authority (A) to which the Company or any of its businesses, assets or properties is subject, or (B) to which Seller is subject with respect to Seller’s ownership of or ability to sell or vote the Shares.

“Ordinary Course of Business” - the ordinary course of Business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents”— (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing (including but not limited to the current articles of association (statuten) of the Company).

“Permits” - as defined in Section 3.24(ii).

“Person”—any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Pharmaspray” - means Pharmaspray B.V., a company organized and existing under the law of the Netherlands.

“Post-Closing Tax Period” - as defined in Section 10.1(b).

“Pre-Closing Tax Period” - as defined in Section 10.1(a).

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Product” - the OTC cryogenic treatment for warts sold under the WARTNER trademark and the cryogenic professional use treatment for warts under the WARTNER PRO trademark, both of which utilize the Business Intellectual Property.

“Purchase Price” - as defined in Section 2.2.

“Related Agreements” - means, with respect to a party hereto, the Transition Agreement, the Assignment and Assumption, the Wartner Assignment and any other agreement or instrument executed by such party in connection with this Agreement.

“Representative”—with respect to a particular Person, any director, officer, employee, affiliate, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” - as defined in Section 5.3(a).

“Returns” - any claim for credit or refund for unsold Product or other merchandise by any customer or account of Seller, the Company or Buyer, whether or not accompanied by the Product or other merchandise originally sold, and whether or not damaged, out of date or otherwise impaired.

“Right of Set-Off” - as defined in Section 9.10.

“Securities Act”—the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” - as defined in the first paragraph of this Agreement.

“Shareholders” - as defined in the first paragraph of this Agreement.

“Shares”—as defined in the Recitals of this Agreement.

“Share Sale Agreement”—the Share Sale Agreement dated June 10, 2003 between Wartner Holding as the seller, Seller as the purchaser, and the Company, for the sale by the seller of the entire issued and outstanding share capital of the Company to the purchaser.

“SKU” - means one or more non-obsolete shelf keeping units of the Product.

“Straddle Period” - as defined in Section 10.1(c).

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, conveyance, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment, together with any interest and penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Authority” means any Governmental Authority with responsibility for Taxes.

“Tax Return” means all returns, reports, elections, forms, declarations, statements, estimated returns, claims for refund and information returns supplied or required to be supplied to a Tax Authority relating to Taxes.

“Territory” - means the United States of America (including its territories and possessions), Canada, Mexico, Bermuda and the Dominican Republic.

“Trade Adjustment” - means any unilateral financial adjustment by a customer or account of Seller, the Company or Buyer wherein such customer or account makes a reduction of an amount to be paid or credited to Buyer, Seller or the Company as a consequence of alleged or actual prior or subsequent commercial dealings in the Product or in connection with prior or subsequent commercial dealings in other products where those commercial dealings are treated by the account as offsets to obligations to Buyer, Seller or the Company relating to the Product.

“Transfer Taxes: - as defined in Section 10.3.

“Transition Agreement” - as defined in Section 2.4(a)(v).

“U.S. Patent” - as defined in Section 3.15.

“Wartner Assignment” - as defined in Section 2.4(a)(iv).

“Wartner B.V.” - means that certain private company with limited liability organized under the laws of the Netherlands which has among its affiliates Wartner Holding and Wartner Medical Products A.G.

“Wartner Europe B.V.” means that certain private company with limited liability organized under the laws of the Netherlands formerly affiliated with Wartner Holding but which as of the date of this Agreement is a wholly owned subsidiary of Omega Pharma N.V. Wartner Europe B.V. is not a party to this Agreement.

“Wartner Holding” - means Wartner Holding B.V., a private company with limited liability organized under the laws of the Netherlands which is an affiliate of Wartner B.V.

2.    SALE AND TRANSFER OF SHARES; CLOSING

2.1        SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer all of the Shares of capital stock of the Company to Buyer, and Buyer will purchase all of the Shares of capital stock of the Company from Seller, free and clear of any Encumbrances except as set forth on Schedule 2.1.

Subject to the terms and conditions of this Agreement, Seller shall transfer title to the Shares to Buyer, and Buyer shall accept the same from Seller, at Closing through the execution of the Deed of Transfer before the Notary.

2.2       PURCHASE PRICE

Subject to the further provisions of this Section 2.2, the purchase price (the “Purchase Price”) for all of the Shares of capital stock of the Company shall be $31,500,000 payable in cash at Closing to Seller. The Purchase Price assumes that, as of the Closing, (i) the Company will have no outstanding debt and no obligations not in the Ordinary Course of Business (any such indebtedness and obligations, “Company Indebtedness”); and (ii) the Company will have Inventory in an aggregate amount equal to at least $950,000 which shall be saleable in the Ordinary Course of Business; provided, that Company Indebtedness shall not include trade debt and normal operating liabilities not incurred in the Ordinary Course of Business. The Purchase Price shall be (i) (x) increased by the amount, if any, by which the Company’s Inventory (valued at cost) as of the Closing (based on a physical inventory taken by Buyer and Seller on the Closing Date) exceeds $950,000; or (y) decreased by the amount, if any, by which the Company’s Inventory (valued at cost) as of the Closing (based on a physical inventory taken by Buyer and Seller on the Closing Date) is less than $950,000; (ii) decreased by the amount, if any, of Company Indebtedness as of the Closing; and (iii) decreased by the amount of Company Transaction Expenses. For purposes of calculating the amount to be wired at Closing, the amount of Inventory shall be determined on the Closing Date based on Seller’s perpetual inventory system. Each of Seller and Buyer agree to cooperate with the other regarding any post-closing adjustments that need to be made to the Purchase Price to reflect the actual amount of Inventory as of the Closing.

2.3      CLOSING

Subject to the satisfaction of all of the closing conditions contained in this Agreement, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Seller’s counsel, Bradley & Riley PC, Cedar Rapids, Iowa, at 10:00 a.m. (local time) on or about September 21, 2006, or at such other time and place as the parties may agree. The execution of the Deed of Transfer will take place on the Closing Date at the offices of Van Doorne N.V., Jachthavenweg 121, 1081 KM Amsterdam, The Netherlands.

2.4     CLOSING OBLIGATIONS

At the Closing, after the Notary has received sufficient confirmation that the Purchase Price has been transferred by Buyer and received by Seller in accordance with Sections 2.2 and 2.4(b)(i), Seller and Buyer shall execute the Deed of Transfer before the Notary and shall procure that the Notary shall execute the Deed of Transfer. Seller shall procure that the Company will acknowledge the transfer of the Shares, by signing the Deed of Transfer.

At the Closing:

(a)    Seller will deliver to Buyer:

(i)    certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) and any other documents reasonably necessary to transfer to Buyer the entire right, title and interest in and to all of the Shares of capital stock of the Company;

(ii)    a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of Seller certifying in such detail as Buyer may reasonably request that the conditions specified in Sections 6.1 and 6.2 hereof have been fulfilled with respect to Seller and the Company and certifying that Seller and the Company have obtained all consents and approvals required with respect to the Contemplated Transactions;

(iii)    [Intentionally Omitted];

(iv)    a duly executed counterpart of an Assignment and Assumption Agreement between Seller and Buyer under which Seller transfers and assigns to Buyer, and Buyer expressly assumes, certain rights and obligations under the Share Sale Agreement, such agreement to be in substantially the form attached hereto as Exhibit C (the “Wartner Assignment”)

(v)    a duly executed counterpart of a transition services agreement between Buyer and Seller in substantially the form attached hereto as Exhibit D (the “Transition Agreement”);

(vi)    a duly executed counterpart of an assignment and assumption agreement between Seller and Buyer under which Seller transfers and assigns to Buyer, and Buyer expressly assumes, those trade and marketing programs listed in Schedule 3.20, such assignment and assumption agreement to be in substantially the form attached hereto as Exhibit E (the “Assignment and Assumption”);

(vii)   a disclaimer duly executed by Seller’s lenders terminating any Encumbrances held by them with respect to the Shares;

(viii)        a bill of sale as of Closing in a form acceptable to Buyer reflecting the transfer of all Inventory of Product in the possession of Seller from Seller to Company;

(ix)         a license agreement in favor of Buyer, the Company and Pharmaspray duly executed by Wartner Europe in the form of Exhibit F;

(x)          [Intentionally Omitted];

(xi)         the releases referenced in Section 6.14; and

(xii)        other documents reasonably requested by Buyer.

(b)        Buyer will deliver to Seller:

(i)           subject to the Purchase Price adjustments in Section 2.2, $31,500,000 by wire transfer to the account specified by Seller on and as of the Closing Date.

(ii)          a certificate dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of Buyer certifying in such detail as Seller may reasonably request that the conditions specified in Sections 7.1 and 7.2 hereof have been fulfilled with respect to Buyer and certifying that Buyer has obtained all consents and approvals required with respect to the Contemplated Transactions;

(iii)         a duly executed counterpart of the Transition Agreement;

(iv)         a duly executed counterpart of the Assignment and Assumption;

(v)          [Intentionally Omitted];

(vi)	a duly executed counterpart of the Wartner Assignment;

           (vi)          [Intentionally Omitted]; and

           (viii)        other documents reasonably requested by Seller.

2.5	PURCHASE PRICE ALLOCATION

Buyer and Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Company’s assets for federal, state and local Tax purposes in accordance with IRC Section 1060, as set forth on the allocation schedule attached as Schedule 2.5. Buyer and Seller agree to use such Allocation (the “Allocation”) for all relevant federal, state, local or foreign Tax purposes, and to file timely one or more IRS Forms 8594 and any similar forms required under state or local law in accordance with the requirements of IRC Section 1060 (or such state or local law) and the Allocation. Neither Buyer nor Seller shall take any position, whether in a Tax audit, on a Tax Return or otherwise, that is inconsistent with the Allocation unless required to do so by applicable Legal Requirements.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1        ORGANIZATION AND GOOD STANDING

    (a)    The Company is a private company with limited liability duly organized, validly existing and in good standing under the laws of the Netherlands, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification (each of which such states or jurisdictions is set forth in Schedule 3.1(a). The Company is not in violation of its Organizational Documents and no decision to amend the articles of association of the Company has been made.

 (b)   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Seller is not in violation of its Organizational Documents.

3.2   AUTHORITY; NO CONFLICT

 (a)         This Agreement has been duly authorized, executed and delivered by Seller and the Company and constitutes the legal, valid, and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity. Each of Seller and the Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations under this Agreement and the Related Agreements to which it is a party.

  (b)      Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)     contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or Seller, or (B) any resolution adopted by the board of directors or the shareholder(s) of the Company or Seller;

(ii)    contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the business, properties and assets operated, owned or used by the Company or Seller, may be subject;

(iii)   contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit or governmental authorization that is held by the Company or Seller or that otherwise relates to the business of, or any of the assets owned or used by, the Company or Seller;

(iv)   cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

(v)    contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract related to the Company or its Business; or

(vi)   result in the imposition or creation of any Encumbrance upon or with respect to the Shares or any of the assets owned or used by the Company.

Except as set forth in Schedule 3.2(b), neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. Schedule 3.2(b) contains a complete and accurate list of all consents and notices needed in connection with this Agreement, the Related Agreements and the transactions contemplated herein and in the Related Agreements. The consents set forth in Schedule 3.2(b) have been obtained on or prior to the date hereof.

3.3    CAPITALIZATION; TITLE TO SHARES AND POWER TO CONVEY

        (a)    The authorized equity securities of the Company consist of 180 normal shares of capital stock with a nominal value of Euro 100 per share, of which 180 shares are issued and outstanding on the date hereof and are represented by the Shares. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid-up in accordance with all requirements of applicable law and nonassessable and, except as set forth on Schedule 3.3(a), none of them are subject to or were issued in violation of pre-emptive rights, rights of first offer or first refusal or similar rights, or in violation of the Securities Act or any other applicable securities law. On the date of this Agreement, there are no, and as of the Closing Date there will be no, outstanding subscriptions, options, warrants or other agreements or commitments or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into), or obligating the Company to issue, any shares of capital stock of the Company, or giving any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the benefit of the holders of any shares of capital stock of the Company. The Company is not subject to any obligations (contingent or otherwise) to repurchase, redeem, call or otherwise retire, or to register, any shares of capital stock. On the date of this Agreement, the Shares owned by Seller collectively constitute, and on the Closing Date the Shares will constitute, all of the issued and outstanding shares of capital stock of the Company. There are no Contracts with respect to (i) voting of any shares of capital stock of the Company; or (ii) transfer of, or transfer restrictions on, any shares of capital stock of the Company. The Company does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other entity or business.

(b)    Seller is, and will be on the Closing Date, the sole record and beneficial owner of the Shares and, except as set forth on Schedule 3.3(b), has, and will have on the Closing Date, good title to the Shares free and clear of all Encumbrances of any nature whatsoever. All corporate formalities have been taken to grant Seller the full right and capability to sell and deliver the Shares as contemplated by this Agreement. Upon execution of the Deed of Transfer at the Closing in accordance with the first paragraph of Section 2.4, Buyer shall have acquired from Seller good, legal and equitable title to the Shares free and clear of all Encumbrances of any nature whatsoever, except as otherwise noted in Schedule 3.3(b).

3.4    FINANCIAL STATEMENTS

Seller has delivered to Buyer: (a) audited balance sheets of the Company as at December 31 in each of the years 2003, 2004 and 2005, and the related audited statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended (the “Annual Financial Statements”); and (b) an unaudited balance sheet of the Company as of August 31, 2006 and the related unaudited statements of income, changes in shareholders' equity, and cash flow for the eight months then ended (the “Interim Financial Statements;” together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP, and (iii) fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in the Financial Statements, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material). Schedule 3.4 contains true, correct and complete copies of the Financial Statements.

3.5    BOOKS AND RECORDS

The minute books, stock record books, financial books and records, and other records of the Company and Seller with respect to the Business, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company or its agent.

3.6    TITLE TO PROPERTIES; ENCUMBRANCES

Schedule 3.6 contains a complete and accurate list of all fixed assets, leaseholds or other interests therein owned by the Company. The Company has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests, respectively, in all of its assets and properties, including, but not limited to, all of the machinery, equipment, terminals, computers, vehicles, and all other assets and properties (real, personal or mixed, tangible or intangible) reflected in the Annual Balance Sheet and the Interim Balance Sheet and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (except for personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business. All material properties and assets reflected in the Annual Balance Sheet and the Interim Balance Sheet, or acquired since the respective dates thereof, are free and clear of all Encumbrances. The properties and assets owned or leased by the Company are sufficient in all material respects for the conduct of the business of the Company as it is now conducted, and such properties and assets are in working order (reasonable wear and tear excepted).

3.7    ACCOUNTS RECEIVABLE

Except as set forth on Schedule 3.7, the Company shall have no accounts receivable on its books and records; provided, that, if there are any receivables in existence on the Closing Date, they shall be collected by the Company for the account of Buyer. Notwithstanding the generality of the foregoing, all accounts receivable of the Company reflected on the Annual Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and, to the Knowledge of Seller, are not subject to any defenses, set-offs or counterclaims, and subject only to reserves reflected on Schedule 3.7. Except as set forth on Schedule 3.7, all items which are required by GAAP to be reflected as Accounts Receivable on the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP. Since June 2003, the Company has not changed the period for determining when Accounts Receivable become uncollectible. Schedule 3.7 is a true and complete aged list of all the Accounts Receivable relating to the Company as of the day immediately prior to the date hereof, and except as set forth on Schedule 3.7, none of the Accounts Receivable included in the Financial Statements are owed by the Company's shareholders or relate to any employees or Affiliates of the Company. Schedule 3.7 sets forth a list of any and all Accounts Receivable from employees, shareholders and Affiliates of the Company, including, without limitation, all notes, loans, advances or other monies owed to the Company by any past or present employee.

3.8    INVENTORY

Except as set forth on Schedule 3.8, (i) Inventory shall be comprised of inventory consistent with the books and records of the Company and Seller (with respect to the Business); and (ii) the Company shall not be liable for any components for the Product provided by third-party suppliers. Notwithstanding the generality of the foregoing, any raw materials, work in process, spare parts, and other inventory of the Company and Seller (with respect to the Business) as set forth on the Financial Statements and Seller’s financial statements, respectively, are in usable or salable condition in the Ordinary Course of Business at the amounts carried on such financial statements and on the books and records of the Company and Seller (with respect to the Business). The raw materials, work in process, spare parts, and other inventory are (a) not obsolete or excessive and are of at least the standard quality for such items; (b) suitable for the manufacture and distribution of the Products; (c) not in excess of the normal purchasing patterns of the Company and Seller (with respect to the Business); and (d) adequate to meet the Company’s and Seller’s expected shipping requirements. Except as set forth on Schedule 3.8, the amounts of the inventories reflected on the Financial Statements and Seller’s financial statements and on the books and records of the Company and Seller (with respect to the Business) have been determined in accordance with GAAP.

3.9    TAXES

Except as set forth in Schedule 3.9:

(a)    All Tax Returns required to be filed with any Governmental Authority by the Company or Seller or with respect to the Company’s assets or the Business have been timely filed and were accurate and complete in all material respects. All Taxes due and payable by the Company or Seller or with respect to the Company’s assets or the Business (whether or not shown on any Tax Return) have been timely paid in full. Neither the Company nor Seller is currently the beneficiary of or has applied for any extension of time within which to file any Tax Return. There are no Encumbrances with respect to Taxes on any of the Company’s or Seller’s assets, other than Encumbrances for Taxes not yet due and payable. No claim has ever been made by any Governmental Authority in a jurisdiction in which the Company or Seller does not file Tax Returns that the Company or Seller is or may be subject to Tax in that jurisdiction and, to the Knowledge of Seller, there is no basis on which a Governmental Authority could validly assert such a claim.

(b)    Seller purchased the Shares on June 10, 2003 and timely made a valid election under IRC Section 338 with respect to such purchase. For United States Tax purposes, Seller treated such election as a liquidation of the Company into Seller pursuant to IRC Section 332. Such election did not result in the Company recognizing any income subject to federal, state or local Tax. The Company made a valid election to be treated as an entity disregarded from its owner (a “Disregarded Entity”) for federal, state and local income and franchise Tax purposes pursuant to Treasury Regulation Section 301.7701-3 by filing IRS Form 8023 (the “Check-the-box Election”) on March 10, 2004. The Check-the-box Election has been effective at all times since June 10, 2003 and will remain effective at all times through the Closing Date. For all federal, state and local income or franchise Tax purposes, Seller is deemed to own the Company’s assets directly and to be engaged directly in the Business.

(c)    The Company and Seller have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, partner, member or other third party, and have timely and properly completed and filed any information returns or reports or other Tax Returns required with respect thereto.

(d)    No dispute concerning any Tax liability of the Company or Seller (with respect to the Business) is pending or, to the Knowledge of Seller, threatened. No Tax proceedings by a Governmental Authority are pending or are being conducted with respect to the Company or Seller (with respect to the Business). With respect to Taxes for which the statute of limitations remains open, neither the Company nor Seller (with respect to the Business) has received from any foreign, federal, state or local Governmental Authority (i) any notice indicating an intent to open a Tax audit or other review, (ii) any request for information related to Tax matters, or (iii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed against the Company or Seller or with respect to the assets of the Company or the Business, in each case other than with respect to an audit, review or examination that has been completed and closed and with respect to which the Company or Seller has paid all Taxes asserted or assessed by the Governmental Authority. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency of a Tax.

(e)    Schedule 3.9 of the Disclosure Schedule sets forth a complete and accurate list of all jurisdictions in which the Company or the Business is subject to Tax and of all Tax Returns filed by the Company with respect to the Company or the Business since the Company’s formation on December 13, 2002. Seller has provided to Buyer correct and complete copies of all such Tax Returns and of all examination reports and statements of deficiencies assessed against or agreed to by the Company for all Tax periods as to which the statute of limitations remains open.

(f)    Neither the Company nor Seller (with respect to the Company or its assets or the Business) has ever obtained from a Governmental Authority a ruling with respect to Taxes. There is no pending request by the Company or Seller (with respect to the Company or its assets or the Business) for a ruling by a Governmental Authority with respect to Taxes.

(g)    The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (under IRC Section 481(c) or any corresponding or similar provision of state, local or foreign income Tax law); (ii) closing agreement with a Tax Authority; (iii) prior intercompany transactions, the income or gain on which was deferred and will become Taxable as a result of the purchase by Buyer of the Shares; (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h)    The Company is not liable for any unpaid Taxes for any Taxable period beginning before the effective date of the Check-the-box Election.

(i)     Neither Seller nor the Company has been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).

(j)     Neither the Company nor Seller (with respect to the Company, its assets or the Business) has ever been required to make any material adjustment by the IRS pursuant to IRC

Section 482 or any similar adjustment by another Governmental Authority pursuant to any foreign Tax Law, and to the Knowledge of Seller, there is no valid basis on which the IRS or another Governmental Authority could make such an adjustment.

(k)    Neither the Company nor Seller (with respect to the Company, its assets or the Business) is party to any Tax sharing agreement. Neither the Company nor Seller has any liability for Taxes of any other Person as a transferee or successor, by contract or otherwise.

3.10      EMPLOYEE BENEFITS

Since June 2003, the Company has had no employees other than the two management level employees set forth on Schedule 3.10. The one current employee of the Company, as of the Closing, will become an employee of Seller or one of its Affiliates and Seller will be responsible for all severance or other benefits, if any, which may be or become payable to such employee as a result of the termination of his employment with the Company. The Company does not now, nor has it ever, maintained any employee benefit plans subject to the provisions of ERISA, nor does the Company have, nor will it have, any obligation to make any contribution to an employee benefit plan maintained by another which is subject to ERISA with respect to periods prior to the Closing. The Company has provided for and timely paid any and all required employee benefits. The Company has at all times complied with all applicable Legal Requirements relating to employment and labor matters.

As of Closing the Company has no employees and no former employees to whom there is any residual debt, duty or obligation of any kind whatsoever. At Closing Seller will have delivered to Buyer releases in favor of the Company from all former employees in a form acceptable to Buyer.

3.11      LEGAL PROCEEDINGS; ORDERS

Except as set forth in Schedule 3.11, there is no pending Proceeding:

(a)    that has been commenced by or against the Company or that otherwise relates to or may affect the Shares or the business of, or any of the assets owned or used by, the Company; or

(b)    that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of the Contemplated Transactions.

To the Knowledge of Seller, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.12  CONTRACTS; NO DEFAULTS

Schedule 3.12 contains a complete and accurate list, and Seller has made available or delivered to Buyer true and complete copies of, all Material Contracts relating to the Company, or its business, properties or assets including each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including, without limitation, agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Business Intellectual Property.

For purposes of this Section 3.12, the term “Material Contract” will include, without limitation, (i) any employment or consulting agreement, (ii) any Contract restraining the Company from engaging or competing in any manner in any business, (iii) any Contract that may require expenditures by or generate receipts to the Company in excess of $10,000, (iv) any Contract relating to indebtedness, any guaranty, direct or indirect, of any obligation of another Person, (v) any settlement or conciliation with respect to any claim asserted by any Person, or (vi) any Contract between the Company and Seller or any Affiliates of Seller. The Company is not in breach of any Contract listed in Schedule 3.12. To the Knowledge of Seller, no other party to any Contract listed in Schedule 3.12 is in breach of or default under or in violation of any such Contract. Each Contract listed in Schedule 3.12 is in full force and effect and constitutes the valid and binding obligation of the parties thereto, enforceable against each of such parties in accordance with its terms. No event has occurred that (with or without notice or lapse of time) may result in a breach or default under or violation of any Contract listed in Schedule 3.12 or give any party to any such Contract the right to exercise a remedy, or accelerate the maturity or performance of, or terminate or modify, any such Contract.

Except as set forth in Schedule 3.12, (i) no consent of any Person is needed in order for a Material Contract to continue in full force and effect in accordance with its terms without penalty, acceleration, or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement and the Related Agreements, and (ii) the Company has not received notice that it is in violation of, breach of, or default under any, or is in violation of, breach of, or default under any, Material Contract, nor to Knowledge of Seller is any other party to any such Material Contract in violation of, material breach of, or default under any such Material Contract.

With respect to any Material Contract, there are no pending claims (other than Accounts Receivable) by or against the Company, or, to the Knowledge of Seller, threatened claims by or against the Company arising out of or relating to any such Material Contract.

3.13    INSURANCE

Schedule 3.13 sets forth a true and complete list of all policies of insurance to which the Company is a party or under which the Company, or any properties, assets, director or officer of the Company, is or has been covered at any time within the three years preceding the date of this Agreement. All premiums with respect thereto are currently paid and, to the Knowledge of the Seller, the Company is in compliance in all material respects with the terms and conditions thereof. The Company has given timely notice to the appropriate insurance carrier with respect to any potential claims which may be covered by such insurance policies. Except as set forth in Schedule 3.13, (i) no dispute with any insurance carrier exists with respect to the scope of any insurance coverage, (ii) the Company has not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights, (iii) the Company has not received any notice of cancellation, termination or reduction in coverage or any other indication that any insurance policy is no longer in full force or effect or will not be renewed, and (iv) none of the insurance policies listed in Schedule 3.13 will terminate or lapse (or be affected in any other adverse manner) by reason of the consummation of the Contemplated Transactions.

3.14    ENVIRONMENTAL MATTERS

Except as set forth in Schedule 3.14, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has no basis to expect any actual or threatened Proceeding, Order, notice, or other communication from (i) any Governmental Authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.15    INTELLECTUAL PROPERTY

Schedule 3.15 lists each patent, utility model, industrial design, registered trademark, design mark, service mark and trade name, registered copyright and domain name, and each published application for any of the foregoing, domestic and foreign, that is necessary for the operation of the Business as presently conducted (collectively, the “Business Intellectual Property”). Except as set forth in Schedule 3.15: (a) the Company has, directly or indirectly, the entire right, title and interest in and to the Business Intellectual Property, free and clear of all Encumbrances; (b) there is no claim or notice of infringement of the intellectual property rights of any other Person pending or, to the Knowledge of Seller threatened against the Company; (c) the Business Intellectual Property of the Company is valid, subsisting, in full force and effect and has not been compromised, abandoned or passed into the public domain in any respect, and all necessary registration, maintenance and renewal documentation and fees in connection with the Business Intellectual Property have been timely filed with appropriate authorities and paid; (d) to the Knowledge of Seller, no Person is infringing on or misappropriating any Business Intellectual Property; (e) to the Knowledge of Seller, the operation of the Business does not infringe or misappropriate the intellectual property rights of any other Person; (f) no present or former employee of the Company or Seller has any proprietary, financial or other interest, direct or indirect, in any Business Intellectual Property; and (g) the Company has taken commercially reasonable precautions to protect inventions, trade secrets and know how constituting Business Intellectual Property, including the execution of appropriate agreements. U.S. Patent No. 6,296,410 (Ruizendaal) (“U.S. Patent”) listed in Schedule 3.15 is acknowledged to be an essential asset of the Company in “as issued” form. There has been no material impairment or determination of invalidity of the U.S. Patent.

3.16   BROKERS OR FINDERS

Except for the investment banking fees of Sawaya Segalas & Co., LLC set forth on Schedule 3.16, Seller, the Company and their officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders fees or agents commissions or other similar payment in connection with this Agreement and will indemnify, defend and hold Buyer harmless from any such payment alleged to be due by or though Seller or the Company as a result of any action of Seller, the Company or any of their officers or agents in connection with this Agreement.

3.17   OFFICERS AND DIRECTORS; BANK ACCOUNTS

Schedule 3.17 lists (i) all officers and directors of the Company, (ii) all Persons holding a power of attorney, or appointment of general agency, executed by or on behalf of the Company (and a brief summary of any such power or appointment), and (iii) all banks in which the Company has an account or safe deposit or lock box, the account or box number, and the name of every person authorized to draw thereon or having access thereto.

3.18   PRODUCT WARRANTY; ADVERTISING

All Products sold or delivered by the Company since June 2003 have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and, to Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, charge, complaint, claim or demand against it giving rise to any such liability) for replacement or other damages in connection therewith, except for any such liability that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.18, no product or Product sold or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale of the Company which are attached hereto in Schedule 3.18.

3.19   PRODUCT LIABILITY

Except as set forth in Schedule 3.19, neither Seller nor the Company has been notified in writing of any claims (and neither Seller nor the Company has any Knowledge of any threatened claims) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products or Products sold or delivered by the Company.

There has been no, and to Seller’s Knowledge, there exists no reasonably likely basis for (i) withdrawal or suspension of any approval or consent of any Governmental Authority with respect to any Product distributed or sold by the Company, or (ii) recall, withdrawal, seizure or suspension by order of any Governmental Authority of any Product. There are no defects in the designs, specifications, or processes developed and/or owned by the Company with respect to any Product sold or otherwise distributed by the Company that will give rise to any liabilities, damages, fines, assessments, losses, penalties, or expenses, and to the Company’s Knowledge, there are no such defects in the designs, specifications, or processes developed and/or owned by others and used by the Company with respect to any such Product sold or otherwise distributed.

3.20   TRADE AND MARKETING PROGRAMS

Schedule 3.20 lists all existing programs, practices or arrangements that relate to trade discounts, trade promotions, marketing, promotional sales or coupons related to any products or Products sold by the Company.

3.21   PRODUCT FORMULA, PROCESSING DETAILS AND KNOW-HOW

The Company has, and will have following the Closing, possession of, and the full right to use and exploit, all product formulae, processing details, know-how and Business Intellectual Property applicable to its products, including those products that have been, or are currently being, developed by any third party manufacturers.

3.22   REAL PROPERTY

Except as disclosed in Schedule 3.22, the Company does not now, nor has it ever, owned or leased any real property. As of Closing, the Company has no leasehold or leasehold termination obligations of any kind whatsoever.

3.23   NO UNDISCLOSED LIABILITIES

Except as set forth in Schedule 3.23 or reflected in the Annual Financial Statements or the Interim Financial Statements, the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent, matured or otherwise, and whether due or to become due) except liabilities or obligations arising in the Ordinary Course of Business since the respective dates thereof.

3.24   COMPLIANCE WITH LAWS

Except as set forth in Schedule 3.24:

(i)    the Company has conducted its business in compliance in all respects with all applicable Legal Requirements;

(ii)   the Company has all licenses, certificates of occupancy, permits and other authorizations of all Governmental Authorities (“Permits”) required for the operation of the Business, and all such Permits are valid and in full force and effect;

(iii)         no event has occurred, and to Seller’s Knowledge, no event is expected that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure by the Company to comply with, any Legal Requirement or the terms and conditions of any Permit; or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iv)         the Company has not received, and to Seller’s Knowledge, the Company does not expect to receive any oral or written notice or other communication from any Governmental Authority regarding any actual, alleged or potential (A) violation of or failure to comply with any Legal Requirement, or the terms and conditions of any Permit, by the

    Company, or (B) obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.25    CONSENTS

Except as set forth in Schedule 3.25, no Consent of, and no notice to or filing or registration with, any Governmental Authority, domestic or foreign, is required in connection with the execution, delivery and performance of this Agreement, the Related Agreements and the transactions contemplated herein and therein by Seller or the Company. Except as set forth in Schedule 3.25, no Consent of, or notice to, any other Person, including without limitation, parties to loans, Contracts or other agreements, is required in connection with the execution, delivery and performance of this Agreement, the Related Agreements and the transactions contemplated herein and therein by Seller or the Company.

3.26    FDA

All inventories of finished goods in existence on the Closing Date will have been manufactured in accordance with good manufacturing practices, as defined by the FDA Act. None of such finished goods inventories will be adulterated or misbranded within the meaning of the FDA Act.

3.27   AFFILIATE TRANSACTIONS

Schedule 3.27 contains a complete and correct list of all Contracts or commitments, and of all transfers of assets, assumptions of liabilities or other transactions, whether or not entered into in the Ordinary Course of Business, to or by which the Company, on the one hand, and Seller or any shareholder, director, officer or employee of the Company or Seller, or any family member, relative or Affiliate of any such shareholder, director, officer or employee, on the other hand, is or has been a party or otherwise bound or affected, and that (i) are currently in effect or pending; or (ii) involve continuing liabilities or obligations. Except as set forth in Schedule 3.27, to the Knowledge of Seller, no shareholder, director, officer, or employee of the Company, or any family member, relative or Affiliate of any such shareholder, director, officer, or employee: (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any property or asset used in or held for use by the Company in connection with the Business; or (B) any Person that is a supplier, provider, customer or competitor of the Company; (ii) serves as a director, officer or employee of any Person that is a supplier, provider, customer or competitor of the Company; or (iii) has received any loans or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, the Company.

3.28   PROVIDERS AND SUPPLIERS

Except as set forth in Schedule 3.28, no provider or supplier of the Company has cancelled or otherwise terminated, or made any written or oral threat to the Company to cancel or terminate, its relationship with the Company, or has at any time since December 31, 2005 decreased or threatened to decrease materially its services or supplies to the Company.

3.29   PAYMENTS

Neither the Company, nor any director, officer, managing director (or functional equivalents of the foregoing), equityholder, employee, Affiliate, agent or other Person associated with or acting on behalf of the Company, has used any funds of the Company for any unlawful contribution, gift, entertainment or expense relating to political activity, or made any direct or indirect unlawful payments to any foreign or domestic official or employee of any Governmental Authority from funds of the Company, or made any unlawful rebate or kickback or other unlawful payment.

3.30   CONTROLS AND PROCEDURES

The Company maintains accurate and complete books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are recorded only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability for the assets and liabilities of the Company, (iii) receipts and expenditures of the Company are executed only in accordance with management’s authorization, (iv) unauthorized acquisition, disposition or use of assets is prevented or timely detected, and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. There are no material weaknesses in the design or operation of such internal accounting controls that could adversely affect the Company’s ability to initiate, record, process and report financial data.

3.31   FULL DISCLOSURE

No representation or warranty by Seller in this Agreement or in any certificate furnished or to be furnished by the Company or Seller pursuant to this Agreement or the Related Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

3.32   RELIANCE

The representations and warranties made by Seller in this Agreement, the Schedules and Annexes attached hereto and the Related Agreements are made by Seller with the knowledge and expectation that Buyer is placing complete reliance thereon in entering into, and performing its obligations under, the Agreement and the Related Agreements and the same shall not be affected in any respect whatsoever by any investigation conducted by or on behalf of Buyer, whether in contemplation of or pursuant to this Agreement, the Related Agreements or otherwise.

3.33   COMPANY TRANSACTION EXPENSES

Schedule 3.33 sets forth a complete and accurate list of all Company Transaction Expenses incurred or accrued by the Company through and including the Closing Date.

3.34       EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END

Since December 31, 2005, nothing has occurred that, individually or in the aggregate, has, or is reasonably likely to have, a Material Averse Effect.

3.35       CONDUCT OF BUSINESS

Except for the transfer and sale of certain Inventory by Seller to the Company in connection with the Closing of this transaction, since December 31, 2005, the Company has conducted the Business only in the Ordinary Course of Business.

3.36       DIVESTITURE AGREEMENTS

Other than the Share Sale Agreement, the Company is not a party to any Divestiture Agreement that remains in full force and effect in any respect on or after the Closing Date.

3.37       ACCOUNTS AND NOTES PAYABLE

Except as set forth on Schedule 3.37, the Company shall have no accounts payable on its books and records. Notwithstanding the generality of the foregoing, Schedule 3.37 sets forth a true and correct aged list of all accounts and notes payable of the Company as of the date immediately preceding the Closing Date. All accounts and notes payable have arisen in the Ordinary Course of Business and represent valid indebtedness of the Company, for the exclusive benefit of the Company. Except as set forth on Schedule 3.37, all items which are required by GAAP to be reflected as accounts and notes payable on the Financial Statements and on the books and records of the Company are so reflected and have been recorded in accordance with GAAP. The Company does not have any accounts payable to any of its directors, officers, employees, shareholders or any other Affiliates of the Company.

3.38      NO LEASED OR OWNED CAR EXPENSE

As of Closing, the Company has no debt, contract or other obligation with respect to the lease, rental or ownership of any car, truck or other motor vehicle.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1   ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

4.2    AUTHORITY; NO CONFLICT

  (a)    This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

  (b)    Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

    (i)    any provision of Buyer's Organizational Documents;

    (ii)   any resolution adopted by the board of directors or the shareholders of Buyer;

    (iii)        any Legal Requirement or Order to which Buyer may be subject; or

    (iv)        any Contract to which Buyer is a party or by which Buyer may be bound.

Except for the consent of the board of directors of Buyer, which consent has been granted, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3    CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

4.4    BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4.5    ACCREDITED INVESTOR

Buyer is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

4.6    EXPERIENCE; PURCHASE FOR OWN ACCOUNT

Buyer has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company, and it is able financially to bear the risks thereof. The Shares are being acquired for Buyer's own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

4.7    ACCESS TO INFORMATION

Buyer has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and the conditions of the sale of the Shares.

4.8    NO PUBLIC MARKET; RESTRICTED SHARES

Buyer understands that (i) the Shares have not been registered under the Securities Act, and (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration requirement.

5.    COVENANTS OF SELLER

5.1        ACCESS AND INVESTIGATION

Prior to the Closing Date, Seller shall have caused the Company to (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, “Buyer's Advisors”) full access to the Company's personnel, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2       OPERATION OF THE BUSINESS OF THE COMPANY

(a)    Prior to the Closing Date, Seller shall have caused the Company to conduct the business of the Company only in the Ordinary Course of Business consistent with past practice, use its best efforts to preserve intact the current business organization of the Company and maintain the relations and goodwill with suppliers, customers, creditors, agents, and others having business relationships with the Company; provided, however, notwithstanding any other provisions in this Agreement, prior to Closing the following shall occur:

(i)	The Company shall assign any and all rights it has in and to the tradename, fictitious name or d/b/a “Lil' Drug Store International,” or any similar name, to Seller;

(ii)	The Company may distribute or dividend to Seller the Company's cash and accounts receivable due from Seller and Aurium Pharma Inc.; provided that the Company shall retain in its bank accounts sufficient cash to satisfy all checks outstanding as of the Closing; and

(iii)	The Company shall have assigned certain intangible properties of the Company unrelated to the Products to Seller or an affiliate of Seller.

5.3	NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT

For purposes of this Section 5.3, all references to Buyer shall be deemed to include all of the Affiliates, successors and assigns of Buyer, and all references to Seller and the Shareholders shall be deemed to include all of their Affiliates, successors, assigns, heirs, and personal and legal representatives of Seller or the Shareholders, as applicable.

(a)    Seller and the Shareholders acknowledge that the agreements and covenants contained in this Section 5.3 are essential to protect the value of the Business being acquired by Buyer or any of its Affiliates. Therefore, Seller and the Shareholders agree that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (such period is hereinafter referred to as the “Restricted Period”), neither Seller nor the Shareholders shall, anywhere in the United States of America or any of the countries in which Seller has engaged in the Business on or prior to the Closing Date or Buyer has engaged in business on or prior to the Closing Date, participate or engage, for themselves, through or on behalf of or in conjunction with any Person, whether as an agent, consultant, shareholder, director, officer, employee, member, manager, partner, joint venturer, creditor, investor or in any other capacity, in the Non-Compete Activities (as defined below); provided, however, that the foregoing shall not prohibit (i) the ownership by Seller or the Shareholders of equity securities of a public company in an amount not to exceed 2% of the issued and outstanding shares of such company; and (ii) the commercialization by Seller and/or the Shareholders of products directly related to hemorrhoid care or other cryogenic devices to treat hemorrhoids. For purposes of this Agreement, the “Non-Compete Activities” means the Business directly related to wart care or other cryogenic devices to treat benign skin lesions, i.e., warts and skin tags.

(b)    During such Restricted Period, each of Seller and the Shareholders agrees that it will not at any time or for any reason (i) solicit or divert any business or clients or customers away from Buyer or any of its Affiliates; (ii) induce any customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with Buyer or any of its Affiliates, to reduce or alter any such association or business with Buyer or any of its Affiliates; (iii) hire any Person employed by Buyer or any of its Affiliates or any Person who has left the employ of Buyer or any of its Affiliates during the preceding five (5) years; and (iv) solicit any person in the employment of Buyer or any of its Affiliates to (A) terminate such employment, and/or (B) accept employment, or enter into any consulting arrangement, with any Person other than Buyer or any of its Affiliates.

(c)    (i) Seller and the Shareholders agree not to make or cause to be made, directly or indirectly, any disparaging or derogatory statements concerning Buyer or any of its Affiliates or their respective businesses, services, reputations, or prospects, or its past or present officers, directors, employees, attorneys, and agents. Seller and the Shareholders further agree not to intentionally do or say anything to damage any of the business, supplier, or customer relationships of Buyer or any of its Affiliates nor in any way, directly or indirectly, assist any Person in inducing or otherwise counseling, advising, encouraging, or soliciting any Person to terminate or in any way diminish its relationship with Buyer or any of its Affiliates.

(ii)     Buyer agrees not to make or cause to be made, directly or indirectly, any disparaging or derogatory statements concerning Seller or any of its Affiliates, or their respective businesses, services, reputations, or prospects, or Seller’s past or present officers, directors, employees, attorneys, and agents. Buyer further agrees not to intentionally do or say anything to damage any of the business, supplier, or customer relationships of Seller or any of its Affiliates nor in any way, directly or indirectly, assist any Person in inducing or otherwise counseling, advising, encouraging, or soliciting any Person to terminate or in any way diminish its relationship with Seller or any of its Affiliates.

(d)   Seller, the Shareholders and their Affiliates shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, copyright, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by Buyer, Seller, the Shareholders or their Affiliates in connection with any product or service in connection with the Business. In addition, Seller, the Shareholders and their Affiliates shall not at any time, directly or indirectly, challenge, or cooperate with any third-party challenging or desiring to challenge, any of the Business Intellectual Property; nor shall Seller, the Shareholders and their Affiliates threaten to take any of such actions. Seller and the Shareholders acknowledge that compliance with the restrictions set forth in this Section 5.3 will not prevent any of them from earning a livelihood.

5.4   GENERAL CONFIDENTIALITY

For purposes of this Section 5.4, all references to Seller and the Shareholders shall be deemed to include all of their Affiliates, successors, assigns, heirs and personal and legal representatives of Seller or the Shareholders, as applicable. Seller and the Shareholders acknowledge that the intangible property and all other confidential or proprietary information with respect to the business and operations of the Business are, after the Closing Date, valuable, special and unique assets of Buyer. Seller and the Shareholders shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Business, whether or not for their own benefit, without the prior written consent of Buyer unless required by law, including, without limitation, (i) trade secrets, designs, formulae, drawings, intangible property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (ii) information relating to products, (iii) the names of customers and contacts, the marketing strategies, the names of its vendors and suppliers, the cost of materials and labor, the prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), lists or other written records used in the Business, compensation paid to employees and consultants and other terms of employment, production operation techniques or any other confidential information of, about or pertaining to the Business, and any other information and material relating to any customer, vendor, licensor, licensee, or other party in connection with the Business, (iv) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, and (v) any other confidential information or trade secrets which Seller or the Shareholders may acquire or develop in connection with or as a result of the performance of the terms and conditions of this Agreement, excepting only such information as is already known to the public or which may become known to the public without any fault of Seller or the Shareholder in violation of any confidentiality restrictions. Seller and the Shareholders acknowledge that Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of Buyer.

5.5    CONTINUING OBLIGATIONS; EQUITABLE REMEDIES

The restrictions set forth in Sections 5.3 and 5.4 are considered by the parties to be reasonable for the purposes of protecting the value of the Business and goodwill of Buyer. Buyer, Seller, and the Shareholders acknowledge that Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to Buyer in the event the covenants contained in Sections 5.3 and 5.4 were not complied with in accordance with their terms. Accordingly, Seller and the Shareholders agree that any breach or threatened breach by any of them of any provision of Sections 5.3 or 5.4 shall entitle Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to Buyer. If Seller, the Shareholders or any of their Affiliates breaches the covenant set forth in Section 5.3, the running of the non-compete period described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 5.3, and 5.4 be enforced to the fullest extent permissible under the Legal Requirements and public policies of each jurisdiction in which enforcement is sought. If any provisions of Section 5.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 5.3 or 5.4 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Sections 5.3 or 5.4 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney’s fees and expenses incurred by the prevailing party in such action.

6.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, in its sole discretion):

6.1   ACCURACY OF REPRESENTATIONS

The representations and warranties of Seller contained in this Agreement and any of the Related Agreements to which it is a party shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects), on the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all material respects or true and correct, as the case may be, as of such earlier date).

6.2    SELLER'S PERFORMANCE

  (a)    All of the covenants and obligations that Seller or the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

  (b)    Each document required to be delivered pursuant to Section 2.4(a) must have been delivered to Buyer.

6.3    NO PROCEEDINGS

There must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.4    NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares in accordance with Section 2.2 hereof.

6.5    NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any governmental body.

6.6    PERMITS

The Company shall have received or been granted, or otherwise have in effect as of the Closing, all Permits and other Consents, approvals and authorizations of any Governmental Authority listed on Schedule 6.6 hereto or otherwise required for the operation of the Business in all material respects.

6.7    CONSENTS

All of the Consents, approvals and waivers listed in Schedule 6.7 hereto shall have been obtained.

6.8    CLOSING PAPERS

Seller and the Company shall have executed and delivered to Buyer all of the other closing documents, instruments and certificates reasonably requested by Buyer and its counsel, pursuant to any term or provision of this Agreement.

6.9    NO MATERIAL ADVERSE CHANGE

No event, occurrence, fact, condition, change, development or effect shall exist or shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, and Buyer shall have received a certificate signed by the Chief Executive Officer of Seller to that effect.

6.10   EVIDENCE OF TRANSFER OF SHARES

Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer and its counsel that all actions necessary under the Organizational Documents of the Company and the laws of the Netherlands to transfer the record and beneficial ownership of all of the Shares of capital stock of the Company to Buyer have been taken including, without limitation, the execution and delivery of the Deed of Transfer.

6.11	OFFICER’S CERTIFICATE WITH RESPECT TO THE SELLER AND THE COMPANY

Buyer shall have received certificates in a form reasonably acceptable to Buyer, dated the Closing Date, executed by an executive officer of each of Seller and the Company, as applicable, certifying as of the Closing Date (i) a true and complete copy of the certificate of incorporation and bylaws of Seller and the Company on the Closing Date; (ii) the resolutions adopted by the Board of Directors with respect to the approval of this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby; and (iii) that the original minute books of the Company as delivered to Buyer or its agent on the Closing Date contains (a) all material written minutes or consents of material meetings and actions of the equityholders or Board of Directors of the Company in the possession of Seller or the Company, and (b) the other organizational documents of the Company.

6.12    SELLER CLOSING CERTIFICATE

Buyer shall have received a certificate, dated the Closing Date, executed by Seller, certifying that, as of the Closing Date, the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.13    GOOD STANDING CERTIFICATES

Buyer shall have received from Seller a certificate issued by the appropriate Governmental Authority of the jurisdiction of incorporation of each of Seller and the Company, certifying as of a date within thirty (30) days of the Closing Date, the good standing of each of Seller and the Company, and the Certificate of Incorporation of Seller and the articles of association of the Company.

6.14    RESIGNATIONS; RELEASES

Buyer shall have received (i) the resignations, effective contemporaneously with the Closing, of each director and officer of the Company in a form satisfactory to Buyer; and (ii) written releases from Seller, the Shareholders and all of the former employees of the Company in substantially the form attached hereto as Exhibit G.

6.15    PAYOFF LETTERS; LIEN RELEASES

Except as set forth in Schedule 6.15, Buyer shall have received payoff letters and/or lien releases, as applicable, in a form satisfactory to Buyer, with respect to the payoff amounts under the Company’s outstanding loan facilities or any other arrangement pursuant to which a lien has been filed against the Company. The payoff letters shall indicate that the Encumbrances relating to such debt or other arrangements shall be discharged contemporaneously with the Closing.

6.16    RELATED AGREEMENTS

Seller and the Company shall have executed and delivered each of the Related Agreements to which they are parties and such agreements and instruments shall be in full force and effect.

6.17    BOOKS AND RECORDS

Counsel to Buyer, or Buyer’s agent, shall have received the stock book, stock certificates, stock ledger, minute books, corporate seal and all other corporate books and records of the Company and any other books and records related to the Business in the possession of Seller.

6.18    UPC AND PACKAGING AUTHORIZATION

Seller shall deliver a letter authorizing the use by Buyer and its Affiliates of Seller’s existing UPC codes and packaging for the Product for a period of eighteen (18) months after the Closing Date.

7.      CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in its sole discretion):

7.1    ACCURACY OF REPRESENTATIONS

The representations and warranties of Buyer contained in this Agreement and any of the Related Agreements to which it is a party shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects), on the Closing Date (other than such representations and warranties that are expressly made as of an earlier date which need only be true and correct in all material respects or true and correct, as the case may be, as of such earlier date).

7.2    BUYER'S PERFORMANCE

  (a)    All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

  (b)    Each document required to be delivered by Buyer pursuant to Section 2.4(b) must have been delivered to Seller and Buyer and must have made the cash payment required to be made by Buyer pursuant to Section 2.4(b)(i).

7.3    NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.4    CLOSING PAPERS

Buyer shall have executed and delivered to Seller all of the other closing documents, instruments and certificates reasonably requested by Seller and its counsel, pursuant to any term or provision of this Agreement.

7.5    RESOLUTIONS

Buyer shall have delivered to Seller a copy, certified by the Secretary or Assistant Secretary of Buyer, of resolutions adopted by the Board of Directors of Buyer approving the Agreement, the Related Agreements to which it is a party and the Contemplated Transactions.

7.6    BUYER CLOSING CERTIFICATE

Seller shall have received a certificate, dated the Closing Date, executed by Buyer, certifying that, as of the Closing Date, the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

7.7    GOOD STANDING CERTIFICATE

Seller shall have received from Buyer a certificate issued by the Secretary of State of Delaware certifying as of a date within thirty (30) days of the Closing Date, the good standing of Buyer.

8.    TERMINATION

8.1        TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

 (a)    by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived; provided that the non-

breaching party has provided the breaching party with a thirty (30) day period in which to cure such breach and such breach has not been cured.

 (b)    (i) by Buyer if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or the Company to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

 (c)    by mutual written consent of Buyer and Seller; or

 (d)    by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 22, 2006, or such later date as the parties may agree upon.

8.2   EFFECT OF TERMINATION

Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that Sections 8.2, 12.1, 12.4 and 12.7 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement are not satisfied as a result of the other party's failure to comply with its obligation under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

9.    INDEMNIFICATION; REMEDIES

9.1        RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time by the Person claiming such right of indemnification, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any conditions to Closing will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

9.2   INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) and/or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)    any breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, or any other certificate or document delivered by Seller pursuant to this Agreement;

(b)    any breach by Seller or the Shareholders of any covenant or obligation of Seller or the Shareholders in this Agreement or in any of the Related Agreements;

(c)    any product shipped or manufactured by, or any services provided by, the Company or Seller with respect to the Business prior to the Closing Date;

(d)    any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller, the Shareholders or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)    the matter set forth on Schedule 9.2(e);

      (f)    any revaluation of intangible assets contemplated in Section 3.5 of the Share Sale Agreement, subject to the Wartner Assignment; provided, however, nothing contained in the Wartner Assignment shall obviate in any way the Indemnified Persons’ rights and protections set forth in this Section 9.2(f); or

(g)    the matters set forth on Schedule 9.2(g).

The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Person against Seller.

9.3    INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE SHAREHOLDERS

The Shareholders will indemnify and hold harmless the Indemnified Persons for, and will pay to the Indemnified Persons the amount of, Damages arising, directly or indirectly, from or in connection with:

(a)    any breach of the representation and warranty made by Seller in Section 3.15 of this Agreement and with respect thereto in the Disclosure Schedules or any supplements to the Disclosure Schedules; or

(b)    any breach by the Shareholders of any covenant or obligation of the Shareholders set forth in Sections 5.3, 5.4, 5.5 and 9 of this Agreement; or

(c)    the matters set forth on Schedule 9.2(g).

Notwithstanding anything contained herein to the contrary, the Shareholders shall have no liability to any of the Indemnified Persons pursuant to this Section 9.3 unless and until such Indemnified Persons have first sought indemnification for Damages from Seller pursuant to Sections 9.2(a) (with respect to a breach of Section 3.15 only), 9.2(b) or 9.2(g), respectively, and Seller has not, will not or is unable to indemnify such Indemnified Persons for such Damages which Seller is required to pay pursuant to the terms of this Agreement. The aggregate liability of the Shareholders under this Section 9.3 shall not exceed the lesser of (i) $9,500,000; or (ii) the aggregate amount of distributions to the Shareholders by Seller on and after the Closing Date in excess of distributions sufficient to pay the Shareholders’ federal and state income taxes directly related to Seller’s sale to Buyer of all of the issued and outstanding capital stock of the Company pursuant to the terms hereof.

9.4    INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any of the Related Agreements, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or (d) any claim by any Person based on any Product shipped or manufactured by, or any services provided by, the Company after the Closing Date.

9.5    SURVIVAL

All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document, or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period ending upon the first anniversary of the Closing Date; provided, however, that the representations and warranties set forth in (i) Sections 3.1, 3.2, 3.3, 3.6, 3.16, 3.33, 4.1, 4.2 and 4.4 shall survive the Closing indefinitely; (ii) Sections 3.9, 3.10, 3.14, 3.18, 3.19 and 3.26 shall survive until sixty (60) days after the expiration of the applicable statute of limitations; and (iii) Section 3.15 shall survive the Closing until midnight on December 31, 2011. Notwithstanding anything herein to the contrary, if notice has been given by any Indemnified Person pursuant to Sections 9.7 or 9.8 on or before the end of any applicable survival period, then such Indemnified Person’s right to indemnification with respect to the breach of representation or warranty that is the subject of such notice shall survive until final resolution and payment, if any, with respect thereto. Any covenant set forth in this Agreement that is to be performed on or prior to Closing shall survive until the one-year anniversary date of the Closing, and all other covenants of the Company shall survive for the period of time set forth in the particular covenant, and, if no time is set forth, such covenant shall survive the Closing indefinitely. Any claim for indemnification other than indemnification claims set forth in Sections 9.2(a) and 9.3(a) shall survive the Closing indefinitely; provided, however, a claim for indemnification based on the covenants and obligations set forth in Section 10 shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

If the Closing occurs, Seller and/or the Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with unless on or before the expiration of the applicable survival period an Indemnified Person notifies Seller and/or the Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by such Indemnified Person.

9.6    LIMITATIONS ON AMOUNT—BUYER, SELLER AND THE SHAREHOLDERS

Notwithstanding anything to the contrary in any other section of this Agreement:

(a)    (i)    Buyer shall have no obligation to indemnify Seller pursuant to Section 9.4(a) until the aggregate total for all Damages incurred or suffered by Seller pursuant to 9.4(a) exceeds $250,000, in which event the right to be indemnified shall apply to the full amount of such Damages, and (ii) Seller and the Shareholders shall have no obligation to indemnify the Indemnified Persons pursuant to Sections 9.2(a) and 9.3(a) until the aggregate total of all Damages incurred or suffered by the Indemnified Persons exceeds $250,000, in which event the right to be indemnified shall apply to the full amount of such Damages; and

(b)    The aggregate liability of (i) Seller under Sections 9.2(a) shall not exceed $2,100,000 except that the limit of aggregate liability for breach of the representation and warranty appearing in Section 3.15 shall be $9,500,000. For the avoidance of doubt, (i) any indemnification payments made by Seller pursuant to Section 9.2(a) with respect to a breach of any representation and warranty by Seller other than Section 3.15 shall in no way reduce the indemnification cap of $9,500,000 applicable to a breach of Section 3.15; and (ii) the Indemnified Persons shall be entitled to indemnification in an amount up to $9,500,000 in the event of a breach of Section 3.15, notwithstanding the existence of any other indemnification claims by the Indemnified Persons against Seller or the payment by Seller of prior indemnification claims by the Indemnified Persons. The aggregate liability of Buyer under Section 9.4(a) shall not exceed $2,100,000; provided, however, that the limitations in this Section 9.6 shall not apply to Damages for inaccuracies in or breaches of the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.3, 3.6, 3.9, 3.10, 3.14, 3.16, 3.18, 3.26 or 3.33 or of Buyer set forth in Sections 4.1, 4.2 and 4.4. The limitations set forth in this Section shall not: (i) limit a party’s ability to enforce its rights and obligations under this Agreement by a decree of specific performance or other equitable relief issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith; (ii) apply to claims brought by Seller against Buyer which arise out of Buyer’s failure to pay the Purchase Price in accordance with Section 2.2 to Seller on the Closing Date; (iii) apply to claims brought by Buyer against Seller which arise out of Seller’s failure to sell all of the Shares of capital stock of the Company to Buyer on the Closing Date; or (iv) apply to a claim brought by the Indemnified Persons against Seller and/or the Shareholders in which a court of competent jurisdiction issues a final, unappealable judgment, order or decree concluding that Seller’s and/or the Shareholders’ actions or inactions constituted fraud or willful misconduct.

9.7        PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

(a)    Promptly after receipt by an indemnified party under Section 9.2, 9.3 or 9.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under Section 9.2, 9.3 or 9.4, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is irrevocably and materially prejudiced by the indemnified party's failure to give such notice.

(b)    If any Proceeding referred to in Section 9.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)    Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by written notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

(d)    Seller, the Shareholders and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller, the Shareholders and/or Buyer with respect to such a claim anywhere in the world.

9.8    PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

9.9    CO-INDEMNIFICATION

The existence of a third-party co-indemnitor in favor of the Indemnified Persons with respect to the U.S. Patent shall in no way reduce or eliminate to any extent the indemnification obligations of Seller and the Shareholders pursuant to this Section 9. Furthermore, to the extent there exists a third-party co-indemnitor in favor of the Indemnified Persons with respect to the U.S. Patent, the Indemnified Persons shall not be entitled to collect a payment in excess of the Damages incurred by such Indemnified Persons.

9.10   SET-OFF

Each of Buyer and Seller shall have the right, at any time, to set off against any payments or obligations otherwise owing to the other party hereto (including, without limitation, other indemnification payments that are payable by Seller, the Shareholders or Buyer, as applicable, pursuant to Sections 9.2, 9.3 or 9.4) any amount owed by Seller, the Shareholders and/or Buyer to the Indemnified Persons as indemnification payments pursuant to Section 9 (the “Right of Set-Off”). Either party exercising the Right of Set-Off shall be required to provide written notice of its good-faith claim of any amount owed by the other party hereto to the Indemnified Persons, but shall thereafter not be required to proceed against or exhaust any other remedy or source of security prior to exercising the Right of Set-Off.

10.    TAX MATTERS

10.1        RESPONSIBILITY FOR TAX RETURNS AND TAXES

  (a)    Seller and the Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns required to be filed on or prior to the Closing Date by the Company or by Seller with respect to the Business. Seller shall report all income, gains, losses or expenses of the Company realized by the Company or by Seller with respect to the Business on or before the Closing Date during Seller’s taxable year that includes the Closing Date on Seller's federal, state and local income or franchise Tax Returns for the period ending on or after the Closing Date. Subject to the foregoing sentence, Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company required to be filed after the Closing Date. If any such Tax Return relates in whole or in part to a Taxable period that ends on or before the close of business on the Closing Date, or the portion through the close of business on the Closing Date of a Straddle Period, as defined below (each such period or portion, a “Pre-Closing Tax Period”), Buyer shall permit Seller to review and comment on such Tax Return prior to filing.

  (b)    Seller shall be responsible for and shall pay all Taxes of the Company or relating to the Business for all Pre-Closing Tax Periods. Buyer or the Company shall be responsible for and shall pay all Taxes of the Company or relating to the Business for any Taxable period that begins after the Closing Date, and for the portion of any Straddle Period that commences after the Closing Date (each such period or portion, a “Post-Closing Tax Period”).

  (c)    Taxes of the Company or with respect to the Business for any Taxable period that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated to Pre-Closing Tax Periods and Post-Closing Tax Periods as follows: (i) Income and franchise Taxes shall be allocated based on an interim closing of the books as of the close of business on the Closing Date; and (ii) all Taxes other than income and franchise Taxes shall be allocated pro-rata to each day in the Straddle Period.

  (d)    The obligations of Seller, the Company and Buyer in this Section 10 are expressly subject to the terms of the Wartner Assignment.

10.2        COOPERATION ON TAX MATTERS

  (a)    Seller and the Company will (i) retain all of their books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period to the extent such books and records are in the respective party's possession as of the Closing Date until the expiration of the statute of limitations with respect to such Tax period (including, to the extent notified by Seller or Buyer, as the case may be, of any extensions thereof), and abide by all record retention agreements entered into with any Tax Authority, and (ii) give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, such party will allow the other party to take possession of such books and records.

  (b)    Buyer, the Company and Seller will, upon the reasonable request from the other party, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person that may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the Contemplated Transactions).

  (c)    Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns pursuant to this Section 10 and in any audit, litigation or other proceedings with respect to Taxes; provided that Seller shall have the right to control and settle, in its sole discretion, any audit, litigation or other proceeding to the extent it relates solely to a liability for Taxes for a Pre-Closing Tax Period and does not affect any Taxes or Tax attribute of the Company or Buyer for a Post-Closing Tax Period. Such cooperation shall include the retention and, upon the request of a party, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

10.3   TRANSFER TAXES

All transfer, documentary, sales, use, stamp, registration duties, recording and other such Taxes and fees (collectively, “Transfer Taxes”), and the costs of filing Tax Returns and other documentation with respect to Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne one-half (1/2) by Buyer and one-half (1/2) by Seller.

Buyer will file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Seller will join in the execution of any such Tax Returns and other documentation.

10.4    REFUNDS

Any Tax refunds that are received by the Company that relate to Pre-Closing Tax Periods shall be for the account of Seller, and the Company or Buyer shall pay over to Seller, Seller's pro rata share of any such refund within 15 days after receipt thereof.

10.5    AMENDMENT OF TAX RETURNS

Neither the Company nor Buyer shall, without the prior written consent of Seller file, or cause to be filed any amended Tax Return of the Company relating to a Pre-Closing Tax Period where such amendment would materially adversely alter the Tax liabilities of Seller for such period.

10.6    TAX TREATMENT

    (a)    Buyer and Seller agree that, based upon Seller’s representation in Section 3.9(b), for federal and applicable state and local income and franchise Tax purposes, the Company is a Disregarded Entity and the purchase of the Shares is deemed to be the purchase of all the Company’s assets. To the extent applicable, each of Buyer and Seller shall file its respective Tax Returns in accordance with the preceding sentence.

    (b)    Any indemnification payment made pursuant to Section 9 shall be treated for all Tax purposes as an adjustment to the Purchase Price for the Shares.

11.      NON-INDEMNITY CLAIMS AND ADJUSTMENTS; RETURNS

    (a)    All Trade Adjustments shall be immediately resolved between the parties without resort to the indemnification process set forth in Section 9 hereof. Without regard to the merits of any individual Trade Adjustment, each of Seller and Buyer shall make whole the other party with respect to any Trade Adjustment within three (3) Business Days of receipt of written documentation that such Trade Adjustment has occurred. Each of Seller and Buyer shall be obligated to cooperate fully in the equitable resolution of Trade Adjustments for a period of six months subsequent to the Closing.

    (b)    All sales of the Product to third parties prior to the Closing are and shall be for the account of Seller which shall have full financial responsibility for any Returns of Products sold prior to the Closing. All sales of Product to third parties subsequent to the Closing are and shall be for the account of Buyer which shall have full financial responsibility for any Returns of Products sold after the Closing. Notwithstanding the foregoing, Buyer shall have responsibility for all of the Returns (i) if such Returns are a direct result of Buyer’s (w) modifying or changing the trade dress or formula for a Product; (x) increasing pricing for a Product; (y) eliminating any trade and marketing programs set forth on Schedule 3.20 which are to be launched after the Closing Date; or (z) recommending that a Product be removed from a planogram; or (ii) after the six month anniversary of the Closing Date regardless of the date of original sale to a third-party purchaser.

Notwithstanding the foregoing, all Returns of Wartner Kids product shall be for the account of Seller which shall have full responsibility for same.

12.    GENERAL PROVISIONS

12.1        EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided, that Seller shall also bear all expenses incurred by the Company in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountant, to or for the Company. Seller will pay all amounts payable to Sawaya Segalas & Co., LLC in connection with this Agreement and the Contemplated Transactions; such amount will be included in the Company Transaction Expenses. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2        PUBLIC ANNOUNCEMENTS

Unless consented to by the other party hereto in advance, or required by Legal Requirements (including, without limitation, the rules and regulations of the New York Stock Exchange or any other applicable securities exchange), prior to the Closing Seller and Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. To the extent reasonably practicable under applicable Legal Requirements, the parties will consult with each other before making any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions. Seller and Buyer will consult with each other concerning the means by which the Company's customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3   NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

        Seller and the Company (prior to the Closing):
Lil' Drug Store Products, Inc.
1201 Continental Place NE
Cedar Rapids, IA 52402
Attn: Christopher D. DeWolf, President
Facsimile No.: (319) 393-3494

with a copy to (which shall not constitute notice):

Bradley & Riley PC
P.O. Box 2804
Cedar Rapids, IA 52406-2804
Attn: Bradley G. Hart
Facsimile No.: (319) 363-9824

Buyer:
Medtech Products Inc.
90 North Broadway
Irvington, NY 10533
Attn: Chief Executive Officer
Facsimile No.: 914-524-6802

with a copy to:

Medtech Products Inc.
90 North Broadway
Irvington, New York 10533
Attn: Charles N. Jolly, Esq.
Facsimile No.: (914) 524-7488

The Company (after the Closing):

Wartner USA B.V.
90 North Broadway
Irvington, NY 10533
Attn: Chief Executive Officer
Facsimile No.: 914-524-6802

with a copy to:

Wartner USA B.V.
90 North Broadway
Irvington, New York 10533
Attn: Charles N. Jolly, Esq.
Facsimile No.: (914) 524-7488

The Shareholders:

To the address and/or facsimile number set forth below each Shareholder’s signature on the signature page attached hereto.

12.4    GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS

     (a)    This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to provisions thereof relating to conflict of laws.

     (b)    The parties hereto irrevocably and unconditionally consent to submit to the jurisdiction of the United States District Court in Westchester County, New York (or if such court does not have subject matter jurisdiction, then the jurisdiction of the court of the State of New York located in Westchester County, New York), in addition to any other appropriate jurisdictions, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and waive any objection to venue laid therein, including, without limitation, any objection based on forum non-conveniens.

12.5    FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6    WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other applicable parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7    ENTIRE AGREEMENT AND MODIFICATION

This Agreement and the Confidentiality Agreement supersede all prior agreements (whether oral or written) between the parties with respect to the subject matter hereof and thereof (including without limitation the Letter of Intent dated June 9, 2006 between Buyer and Seller) and constitute (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.8    DISCLOSURE SCHEDULE

    (a)    The disclosures in any numbered part of the Disclosure Schedule, and those in any Supplement thereto, must relate only to the representations and warranties in the similarly numbered Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

    (b)    In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.9    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

None of the parties hereto may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, delayed or conditioned; provided, however, that from and after the Closing Buyer shall have the right without such consent (i) to assign its rights and obligations hereunder to any Affiliate or to any successor to all or substantially all of the business and assets of Buyer; or (ii) to collaterally assign its rights hereunder to any lender. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as specifically set forth or referred to herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Indemnified Persons any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as specifically set forth or referred to herein, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and permitted assigns and the Indemnified Persons.

12.10    SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11    SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.12    SPECIFIC PERFORMANCE

Each of the parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement. Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law. A party’s right to specific performance or injunctive relief shall be in addition to all other legal or equitable remedies available to such party.

12.13    COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.14	COOPERATION, NO DUTY TO MAINTAIN

Buyer, Seller and the Company agree to reasonably cooperate with each other subsequent to Closing to implement the general objectives of this transaction for the mutual benefit of the parties. Notwithstanding the generality of the foregoing, Buyer shall have no obligation to maintain the existence of Company and shall have no responsibility for damage to Seller as a result of the loss of any license, permit, right, entitlement or benefit associated with the termination or wind-up of the Company; provided, however, Buyer shall be solely responsible for any fees and expenses incurred in connection with Buyer’s decision to terminate or wind-up the existence of the Company.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:                                                BUYER:

LIL' DRUG STORE PRODUCTS, INC.                               MEDTECH PRODUCTS INC.

By: /s/ Christopher D. DeWolf	By: /s/ Peter C. Mann
Name: Christopher D. DeWolf	Name: Peter C. Mann
Title: President	Title: President

COMPANY:

WARTNER USA B.V.

By: ___/s/ R. T. Devilee___    _______
Name:  R. T. Devilee
Title:  Managing Director

The Shareholders are executing this Agreement solely in connection with their limited obligations set forth in Sections 5.3, 5.4, 5.5 and 9 hereof.

/s/ Christopher D. DeWolf
Christopher D. DeWolf

/s/ Suzanne N. DeWolf
Suzanne N. DeWolf